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                                                                      Exhibit 23

                               CONSENT OF KPMG LLP

The Board of Directors
HyperFeed Technologies, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-89799, No. 333-94273, No. 333-76291, and No. 333-49833) and Form
S-8 (No. 333-87801, No. 333-51901, and No. 333-49574) of HyperFeed Technologies,
Inc. of our reports dated March 5, 2001, relating to the consolidated balance sheets of HyperFeed Technologies, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related consolidated financial statement schedule of valuation and qualifying accounts, which reports appear in the December 31, 2000 annual report on Form 10-K of HyperFeed Technologies, Inc.

/s/ KPMG LLP


Chicago, Illinois
March 12, 2001